UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
WASHINGTON MUTUAL, INC., et al.,[1]	:	Case No. 08-12229 (MFW)
:
Debtors.	:	(Jointly Administered)
:
	:	Hearing Date: December 19, 2019 at 2:00 p.m. (ET)
——————————————————	x	Objection Deadline: December 2, 2019 at 4:00 p.m. (ET)

APPLICATION OF WMI LIQUIDATING TRUST FOR AN ORDER,

PURSUANT TO SECTION 350 OF THE BANKRUPTCY CODE

BANKRUPTCY RULE 3022 AND LOCAL RULE 3022-1, AUTHORIZING,

AMONG OTHER THINGS, (A) CLOSING THE CHAPTER 11 CASES OF

WASHINGTON MUTUAL, INC, AND WMI INVESTMENT CORP. AND (B)

AUTHORIZING THE WIND-UP AND DISSOLUTION OF THE LIQUIDATING TRUST

WMI Liquidating Trust (“WMILT” or the “Trust”), as successor to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (collectively, the “Debtors”), hereby moves for entry of an order, pursuant to section 350 of title 11 of the United States Code (the “Bankruptcy Code”), Rule 3022 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 3022-1 of the Local Rules of Bankruptcy Procedure (the “Local Rules”), authorizing, among other things, (a) the closing the Debtors’ chapter 11 cases, (b) a post-closing mechanism with respect to undelivered and uncashed distributions, and (c) following a final distribution to holders of Class 18 Allowed Claims, (i) the wind-up and dissolution of the Trust, including the making of one or more charitable contributions of remaining Liquidating Trust Assets, and

[1]

The Debtors in these chapter 11 cases along with the last four digits of each Debtor’s federal tax identification number are: (i) Washington Mutual, Inc. (3725); and (ii) WMI Investment Corp. (5395). The principal offices of WMILT, as defined herein, are located at 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. Subsequent to the Effective Date, as defined below, WMI Investment Corp. was dissolved in accordance with applicable law.

(ii) the termination of Kurtzman Carson Consultants LLC (“KCC”) as Claims Agent (the “Application”), and respectfully represents as follows:

Preliminary Statement

1. Over eleven years ago, and during the height of the national financial crisis, the Office of Thrift Supervision (the “OTS”) closed Washington Mutual Bank (“WMB”), WMI’s main subsidiary. In connection therewith, the OTS appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for WMB (the “FDIC Receiver”), and advised that the FDIC Receiver was immediately taking possession of WMB’s assets. Immediately after its appointment, the FDIC Receiver sold substantially all of the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, N.A. (“JPMC”) pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated September 25, 2008 (the “Purchase Agreement”). In an effort to preserve their remaining value for the benefit of their creditors and equity interest holders, the following day, September 26, 2008, the Debtors commenced their chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. As detailed below, such filings generated significant value for creditors, producing sizeable distributions over the years, and even delivered recoveries for holders of WMI’s Preferred and Common Equity Interests pursuant to the Debtors’ confirmed chapter 11 plan in the form of shares of common stock of Reorganized WMI, as defined below.2

2. By no means, however, has the road been easy or short. Rather, initially, it was marred by the competing claims of the Debtors and JPMC to the Debtors’ assets, with JPMC

[2]

Pursuant to subsequent transactions, including the merger of Reorganized WMI and Mr. Cooper, f/k/a Nationstar Mortgage Holdings Inc., and a subsequent one (1) for twelve (12) stock split, as of November 1, 2019, the price per share of Mr. Cooper common stock split, was $12.80. It must be noted that, although the Debtors have generated a significant recovery, including a recovery for WMI’s preferred and common equity interest holders, the Debtors’ estates remain unable to satisfy Creditors’ claims in full.

asserting that it had purchased certain tangible and intangible assets pursuant to the Purchase Agreement, including the Debtors’ deposits with WMB and numerous federal and state tax refunds. Creditor groups, including the statutory committee of unsecured creditors (the “Creditors Committee”) and groups of WMB’s bondholders, injected themselves into such disputes. Additionally, the Bankruptcy Court directed the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) to appoint an equity committee (the “Equity Committee”) to safeguard the interests of WMI’s preferred and common equity interest holders. Ultimately, the Debtors, the Creditors’ Committee, JPMC, the FDIC Receiver, the FDIC and significant creditor constituencies negotiated a compromise and settlement of all outstanding issues, including the disputed claims regarding ownership of assets. However, in furtherance of its perceived directive, the Equity Committee challenged the merits of the proposed understanding and, with the agreement of all parties, an examiner was appointed to review and opine on the merits of the compromise and settlement reached. Even after the examiner’s and the Bankruptcy Court’s acknowledgement in the January Opinion and the September Opinion, each as defined below, that the proposed compromise and settlement therein was fair, equitable and in the best interests of the Debtors and their chapter 11 estates, the Equity Committee continued its challenges to confirmation of a chapter 11 plan. But, with the assistance of a court-appointed mediator and after limited modifications suggested by the Bankruptcy Court, as well as the overwhelming acceptance by the Debtors’ creditors and equity interest holders, by order, dated February 23, 2012 (the “Confirmation Order”), the Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated December 12, 2011, as amended and modified (the “Plan”)3. The Plan

[3]	Unless otherwise defined herein, capitalized terms use herein shall have the meanings ascribed thereto in the Plan.

became effective on March 19, 2012 and billions of dollars of cash and Liquidating Trust Interests were promptly allocated to creditors, and shares of stock in Reorganized WMI were issued to holders of Preferred Equity Interests and Common Equity Interests. As noted above, as of November 1, 2019, the aggregate value of such shares distributed or reserved for distribution was approximately $213 million.

3. During the succeeding seven plus years, the Debtors and, thereafter, WMILT, have reconciled thousands of claims filed against the Debtors’ chapter 11 estates and recovered and/or liquidated assets of the Debtors for the benefit of Creditors. Specifically, WMILT has recovered millions of dollars of tax refunds and secured settlements associated with director and officer liabilities. Additionally, the Trust’s litigation subcommittee investigated potential claims against various third parties, including WMI’s auditor, investment bankers and other professionals, pursued claims in connection with directors’ and officers’ duties and obligations and, thereafter, determined that WMILT maintained no additional claims and causes of action worth pursuit. On the liability side, WMILT zealously pursued the reduction of claims in an effort to generate the greatest recovery for Creditors holding Allowed Claims. Again, it has not been an easy task as several of such reconciliation efforts involved protracted litigation, including one series of litigation that lasted over six years. But, such efforts have been extremely successful and, as discussed below, since the Effective Date, the Debtors and WMILT have already distributed over $983 million to Creditors (thereby paying general unsecured claims in full) and, with all claims now being reconciled, WMILT currently anticipates a final distribution (to holders of Allowed Claims within Class 18 of the Plan—the lowest rung of Creditor Claims on the Court-approved distribution waterfall) in the amount of approximately $35-$40 million, a recovery of almost eighty-five percent (85%).

4. As set forth below, the Bankruptcy Court and WMILT have indulged the numerous theories of creditors, equity interest holders and other parties in interest regarding all forms and types of transactions, have responded to all inquiries of every size and shape, and have unearthed and, with the upcoming final distribution to holders of Class 18 Allowed Claims, distributed all of the Debtors’ available assets. Nothing more needs to be done and, upon closure of the Debtors’ chapter 11 cases, WMILT does not anticipate the need for the Bankruptcy Court’s involvement or assistance nor the need to incur the costs and expenses associated with the ongoing judicial administration of these chapter 11 cases. Likewise, upon the final distribution being made, the dissolution of the Trust is appropriate. Such action would alleviate the ongoing incurrence of fees and expenses and, in connection with the final distribution, permit the maximum distribution to be available.

5. The time has come for the Debtors’ chapter 11 cases to conclude. Accordingly, WMILT respectfully requests that the Bankruptcy Court approve the Application and grant the relief requested herein.

Background

A. The Chapter 11 Cases

6. On September 26, 2008, each of the Debtors filed with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Pursuant to the Bankruptcy Court’s order, dated October 3, 2008 [Dkt. No. 25], the Debtors’ chapter 11 cases have been jointly administered pursuant to Bankruptcy Rule 1015(b).

7. Pursuant to an order, dated October 30, 2008 (the “KCC Order”) [Dkt. No. 202], KCC was retained by the Debtors as the official noticing and claims agent for the Clerk of the Bankruptcy Court in connection with the Debtors’ chapter 11 cases.

8. On October 15, 2008, the U.S. Trustee appointed the Creditors’ Committee. On January 11, 2010, the U.S. Trustee appointed the Equity Committee.

9. On October 6, 2010, the Debtors filed the Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated October 6, 2010, as modified (the “Sixth Amended Plan”). The Sixth Amended Plan was premised on the implementation of that certain Amended and Restated Global Settlement Agreement, dated as of October 6, 2010, by and among the Debtors, JPMC the FDIC, the Creditors’ Committee and certain creditor constituents (“the “Initial GSA”).

10. The Bankruptcy Court held hearings to consider confirmation of the Sixth Amended Plan and, upon conclusion thereof, issued an opinion (the “January Opinion”) and order which, among other things, found that (a) the Initial GSA, the integral foundation of the Sixth Amended Plan, and the transaction contemplated therein, were fair, reasonable, and in the best interests of the Debtors’ creditors and the Debtors’ chapter 11 estates, (b) the Debtors were not likely to achieve a significantly better result if they were to continue to litigate the claims resolved pursuant to the Initial GSA, (c) there were difficulties inherent in collecting on account of the Debtor’s potential claims against JPMC and the FDIC Receiver, (d) the claims resolved pursuant to the Initial GSA were complex and would be expensive and cause delay to litigate, (e) the Initial GSA provided a reasonable return in light of the possible results of the litigations being resolved, and (f) certain modifications to the Sixth Amended Plan, if made, would enable the Sixth Amended Plan to be confirmed. Additionally, the Bankruptcy Court expressly noted that, “[a]lthough equity interest holders are not likely to get a recovery, the Court is not convinced that continued litigation, against JPMC and/or the FDIC would change that result.” January Opinion, at pp. 66-67.

11. On February 7, 2011, the Debtors, JPMC and other parties entered into that certain Second Amended and Restated Global Settlement Agreement (the “GSA”). As per the Bankruptcy Court’s January Opinion, the GSA modified certain non-economic provisions of the Initial GSA to conform to certain plan related modifications.

12. On February 8, 2011, the Debtors filed the modified Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of United States Bankruptcy Code, as modified (the “Modified Sixth Amended Plan”). Like the GSA, the Modified Sixth Amended Plan incorporated modifications consistent with the January Opinion.

13. During July 2011, the Bankruptcy Court held hearings to consider, among other things, confirmation of the Modified Sixth Amended Plan. By opinion and order, dated September 13, 2011 (the “September Opinion”), the Bankruptcy Court (a) reaffirmed its conclusions that the settlements underlying the Initial GSA, which were then embodied in the GSA, and the transactions contemplated therein were fair and reasonable, (b) ordered that the Bankruptcy Court’s ruling with respect to the GSA constituted the “law of the case”, and (c) denied confirmation of the Modified Sixth Amended Plan, but identified certain modifications that, if incorporated, would permit confirmation thereof.

14. In accordance with the September Opinion, the Bankruptcy Court appointed the Honorable Raymond Lyons, then United States Bankruptcy Judge, as mediator, and directed parties to attend mediation in an effort to resolve outstanding issues, including those raised by the Equity Committee with respect to actions of several creditors in connection with the negotiation and documentation of the Initial GSA and the GSA and the subsequent filing of the Modified Sixth Amended Plan (the “Mediation”). As a result of the Mediation, the parties agreed to modifications to the Modified Sixth Amended Plan that resolved all outstanding disputes and formed the basis of the Plan.

15. The Debtors filed the Plan and corresponding Disclosure Statement on December 12, 2011. Pursuant to an order, dated January 13, 2012 [Dkt. No. 9414], the Bankruptcy Court approved the Disclosure Statement and found, among other things, that the Disclosure Statement contained “adequate information” within the meaning of section 1125 of the Bankruptcy Code. In such regard, and in light of the competing interests of the Debtors and JPMC to assets of the Debtors and the resolution thereof pursuant to the GSA, as well as the concerns raised by certain holders of Preferred Equity Holders and Common Equity Holders, the Disclosure Statement contained detailed descriptions of such assets and traced the historical, disposition or dissolution thereof. A copy of such description from the Disclosure Statement is annexed hereto as Exhibit “A”.

16. Distribution of the Disclosure Statement and related solicitation materials were made in accordance with the provisions of the Disclosure Statement Order, including, without limitation, the mailing to requisite creditors and parties in interest, the publication of notices, and the issuance of press releases by the Equity Committee. Such efforts were largely successful, as 96.46% (by dollar amount) of holders of Senior Note Claims, 99.71% (by dollar amount) of holders of Senior Subordinated Note Claims, 97.22% (by dollar amount) of holders of PIERS, 87.26% (by dollar amount of liquidation preference) of holders of Preferred Equity Interests, and 63.70% (by number of shares) of holders of Common Equity Interests voted on the Plan.

17. All classes of Claims and Equity Interests, including, without limitation, Preferred Equity Interests and Common Equity Interests in Classes 19 and 22, voted to accept or, pursuant to stipulations approved by the Bankruptcy Court, were deemed to have accepted the Plan and, in consideration for distributions made or to be made thereunder, granted releases to the Debtors and various third parties.

18. On February 23, 2012, the Bankruptcy Court entered the Confirmation Order confirming the Plan and authorizing and directing the consummation of the transactions contemplated in the Plan and GSA, including the compromise and settlement regarding the competing claims to ownership of the Debtors’ assets. Incorporated therein were the granting of releases among the respective parties, including the mutual releases among the Debtors, the FDIC and the FDIC Receiver. Based thereon, the Debtors maintained no additional claims against the FDIC Receiver or the related receivership for any assets and the FDIC and the FDIC Receiver released all claims against the Debtors and their assets.

19. On March 19, 2012, the Effective Date occurred and the transactions contemplated by the Plan were consummated, including, without limitation, the discharge of the Debtors from any and all Claims and initial distributions of over $6.5 billion being made to holders of Allowed Claims and 195 million shares of Reorganized WMI to holders of Preferred Equity Interests and Common Equity Interests. Since the Effective Date, additional distributions in the approximate amount of $983 million have been made by WMILT to holders of Allowed Claims, including paying general unsecured claims in full. Additionally, since the Effective Date, approximately four million additional shares of Reorganized WMI have been distributed from the Disputed Equity Escrow to holders of Preferred Equity Interests and Common Equity Interests.4

20. As reflected in WMILT’s 10K for the period ending December 31, 2018 (the “2018 10K”), with the latest distribution of $50 million having been made in February 2019, a final distribution by WMILT shall be made to holders of Allowed Claims in Class 18 of the

[4]	The share amounts reflected above are amounts prior to the stock splits referred to footnote 2 supra.

Plan.5 Specifically, at this time, and as reported in the September 30, 2019 Quarterly Summary Report filed with the Bankruptcy Court, the Trust’s remaining net assets total approximately $37.8 million (including the Tax Refund, as defined below), with no additional material assets available,6 with Class 18 Allowed Claims already in the amount of $38.2 million (plus accrued post-petition interest in the amount of $9.0 million as of September 30, 2019, for an aggregate Class 18 liability of $47.2 million). Accordingly, pursuant to the provisions of the Plan and the Confirmation Order, other than the shares of equity in the Disputed Equity Escrow to be redistributed, no additional distributions shall be made to holders of WMI’s equity interests in Classes 19 and 22.

B. The Liquidating Trust

21. Decretal paragraph 25 of the Confirmation Order provides in pertinent part as follows:

Liquidating Trust. On or before the Effective Date, the Liquidating Trust Agreement shall be executed by the Debtors or the Reorganized Debtors, as applicable, and the Liquidating Trustee. In addition, the parties shall, without any additional or further Court authority, take all other steps necessary to establish the Liquidating Trust and the Liquidating Trust Interest therein. In the event of any conflict between the terms of the Plan and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.

Confirmation Order, ¶25. In furtherance thereof, on March 6, 2012, the Liquidating Trust Agreement, a copy of which is annexed hereto as Exhibit “B”, was executed and the Liquidating

[5]

Distributions to holders of Class 18 Allowed Claims may be preempted by the re-filing (prior to closure of the Debtors’ chapter 11 cases) of other claims in excess of $400 million, as may be permitted pursuant to a prior order of the Court and the allowance thereof.

[6]

WMILT, as successor to WMI, is also a member of a plaintiff class in two LIBOR-related litigations: the ISDAFIX litigation and the US Dollar LIBOR litigation. WMILT anticipates an award could be up to $1 million but, more likely, would be closer to $25,000.00 (dependent upon the number of responding claimants and the amounts of their respective damages) which, if recovered, will not result in materially different distributions to Creditors.

Trust was formed, with its purpose, as set forth in Section 27.2 of the Plan and Section 1.2 of the Liquidating Trust Agreement, being to:

serve as a mechanism for liquidating, converting to Cash and distributing the Liquidating Trust Assets in accordance with Treasury Regulations section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust.

Liquidating Trust Agreement, §1.2. Accordingly, on the Effective Date, all assets not otherwise liquidated or distributed to holders of Allowed Claims were transferred to the Trust, together with all distributions otherwise attributable to Disputed Claims.

22. Section 27.6 of the Plan provides as follows:

Role of the Liquidating Trustee: In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, and subject to the terms of the Confirmation Order, the Plan and the Liquidating Trust Agreement, and the oversight of the Trust Advisory Board, the Liquidating Trustee shall, among other things, have the following rights, powers and duties, in each case subject to the Global Settlement Agreement: …(vi) in the Liquidating Trustee’s reasonable business judgment, to object to claims and manage, control, prosecute, and/or settle on behalf of the Liquidating Trust, objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan….

Plan, §27.6.

23. Likewise, with respect to the authority of the Liquidating Trustee, Section 6.2 of the Liquidating Trust Agreement, entitled Powers of the Liquidating Trustee, subsections (iii) and (vi), provide for the following authority:

(iii) in the Liquidating Trustee’s reasonable business judgment, to investigate, prosecute, settle and/or abandon rights, Causes of Action, Claims or litigation of the Liquidating Trust, including, without limitation, Avoidance Actions;

*         *         *

(vi) in the Liquidating Trustee’s reasonable business judgment, to object to Claims, and manage, control, prosecute, and/or settle on behalf of the Liquidating Trust, objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan;…

Liquidating Trust Agreement, §§6.2 (iii) and (vi).

24. Pursuant to Section 27.14(d) of the Plan and Section 3.2 of the Liquidating Trust Agreement, the term of the Trust was for three (3) years subject to the right to extend such term for an additional three (3) years upon motion and entry of an order of the Bankruptcy Court. By order, dated January 23, 2015 [Dkt. No. 11960], such initial term was extended until March, 2018. However, due to the ongoing nature of the claims reconciliation process and outstanding litigation, including extensive employee claims litigation, on November 21, 2017, WMILT subsequently obtained a favorable private letter ruling from the IRS, and a corresponding order of the Bankruptcy Court, dated December 20, 2017 [Dkt. No. 12444], confirming that the extension of the term of the Trust until March, 2021 would not disqualify the Trust from “liquidating trust” status.

25. As noted above, the Trust is governed by the provisions of the Liquidating Trust Agreement and its actions are effectuated by the Trust Advisory Board, the Liquidating Trustee and WMILT’s officers and employees. In accordance with Section 6.4 of the Liquidating Trust Agreement, the Trust Advisory Board was initially comprised of ten (10) members, with three (3) members being selected by the Creditors’ Committee, four (4) members being selected by the Equity Committee, one (1) member being selected by the Creditors’ Committee, but approved by the Equity Committee, one (1) member being selected by Tricadia Capital Management and one (1) ex officio member selected by Holdco Advisors, L.P. Such section, and, as reflected in Recital RR of the Confirmation Order, “to address the concern of the Court that the composition of the Trust Advisory Board should change once creditors have been paid in full,” see Confirmation Order, Recital RR, p. 40, further provides that, as distributions are made pursuant to the Plan, and tranches of claims are paid in full, the membership of the Trust Advisory Board would be modified to reflect the then-current economic interests of the Debtors’ creditors and equity interest holders.7

26. As reflected in the 2018 10K, based upon the aforementioned payments and staggering of positions, the Trust Advisory Board is currently comprised of seven (7) members, as follows: (a) three (3) members selected by the Creditors’ Committee, with one such member, Thomas Korsman, being designated by Wells Fargo Bank, N.A., (b) three (3) members selected by the Equity Committee, with one such member, Joe McInnis, named by TPS Funds, and (c) one (1) member selected by the Creditors’ Committee and approved by the Equity Committee. The Trust Advisory Board elected not to fill a vacancy following the resignation of a member selected by the Creditors’ Committee. 2018 10K, p. 25. The current members of the Trust Advisory Board are Messrs. Cantor, Kastenbaum, Kirschner, Korsman, McInnis, Southard and Willingham.8 2018 10K, p. 25-26. Pursuant to Section 1.143 of the Plan, Mr. William Kosturos was appointed as Liquidating Trustee and continues to serve in such capacity today.

27. In accordance with the provisions of the Plan and the Liquidating Trust Agreement, during the post-Effective Date period, WMILT has satisfied all tax obligations to date related to the Disputed Claims Reserve, including, without limitation, filing all tax returns and other documents as may be required and making all payments on account of income generated by the funds and Liquidating Trust Interests in the Disputed Claims Reserve from time

[7]

Due to the possible re-filing of a proof of claim in accordance with a Bankruptcy Court-approved stipulation, which, if filed, would have significantly altered potential claims within the distribution waterfall, the composition of the Trust Advisory Board has not been altered.

[8]

Pursuant to the Liquidating Trust Agreement, certain members of the Trust Advisory Board served on a litigation subcommittee. In that role, such members and its professionals, the former counsel to the Equity Committee, investigated and, to the extent viable, pursued claims and causes of actions on behalf of the Trust and its beneficiaries.

to time. Additional tax returns will need to be filed post-closing of the Chapter 11 Cases and in connection with the anticipated wind-up and dissolution of the Trust.9 Likewise, in connection with the upcoming distribution from the Disputed Equity Escrow, the Plan-created escrow to reserve shares of stock of Reorganized WMI pending claim reconciliation, WMILT has submitted requests to the IRS pursuant to section 505 of the Bankruptcy Code for a determination as to whether WMILT has satisfied its outstanding tax obligations.

C. Plan Distributions

28. Since the Petition Date, the Trust Advisory Board and the Liquidating Trustee have overseen the above-referenced distributions of over $983 million (as of September 30, 2019).

29. In connection with making such distributions, from time to time, and due to, among other things, incomplete contact information provided by creditors, certain distributions have been returned to WMILT as unable to be delivered or, in other circumstances, delivered but “unclaimed” or “uncashed.” To address these occurrences, Section 31.6 of the Plan provides in pertinent part as follows:

(a) (1) Holding of Undeliverable Distributions by the Disbursing Agent. If any distribution to any holder is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified, in writing, of such holder’s then-current address. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable. All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan shall require the Disbursing Agent to attempt to locate any holder of an Allowed Claims or Equity Interest.

[9]

Other than as relates to the Disputed Claims Reserve, WMILT is a “grantor trust” and, as such, all income and expense is allocated and reported to the beneficiaries of the Trust. Upon the final distribution being made, a final allocation shall be provided.

(2) Holding of Undeliverable Distributions by the Liquidating Trustee. In connection with distributions to be made pursuant to the Liquidating Trust Agreement, an “undeliverable” distribution shall include, without limitation, a check that is sent to a holder in respect of a distribution to such holder, which check has not been negotiated within six (6) months following the issuance thereof. Subject to the provisions of Section 31.6(c) of the Plan, if any distribution to a holder of a Liquidating Trust Interest is undeliverable, no additional distribution shall be made to such holder unless and until the Liquidating Trustee (or its duly authorized agent) is notified, in writing, of such holder’s then-current address. Undeliverable distributions shall remain in the possession of the Liquidating Trustee (or its duly authorized agent) until such time as a distribution becomes deliverable or as set forth in Section 31.6(b) of the Plan. All Entities ultimately receiving an undeliverable distribution shall not be entitled to any interest or other accruals of any kind on account of the delay in payment resulting from the undeliverable status of such distribution. Except as required by law, the Liquidating Trustee (or its duly authorized agent) shall not be required to attempt to locate any holder of a Liquidating Trust Interest.

(b) Failure to Claim Undeliverable Distributions. If (i) a check is sent, by either the Disbursing Agent or the Liquidating Trustee, to a holder in respect of distributions and such check is not negotiated within six (6) months following the date on which such check was issued, or (ii) any other form of distribution to a holder is otherwise undeliverable, the Disbursing Agent or the Liquidating Trustee, as the case may be, (or their duly authorized agent) shall, on or prior to the date that is one hundred eighty (180) days from (i) the Effective Date, with respect to all Allowed Claims as of the Effective Date, and (ii) the date that a distribution is made with respect to any Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date, file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder that have not been negotiated or have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim or Entity Interest on such list that does not identify itself and assert its rights pursuant to the Plan to receive a distribution discharged and shall be forever barred from asserting any entitlement pursuant to the Plan, against the Reorganized Debtors, the Liquidating Trust, the Liquidating Trustee, the Trustees, or their respective professionals, agents, or property. In such case, the Liquidating Trustee is authorized to permanently remove such holder and its corresponding Claim and/or Trust Interest from such trustee’s books and records and any consideration held for distribution on account of such Allowed Claim or Equity Interest shall revert to such trustee for redistribution to holders of Liquidating Trust Interests in accordance with the terms and provisions hereof.

Plan, § 31.6. See also, Liquidating Trust Agreement, § 4.4.

30. Over the course of the Debtors’ chapter 11 cases, as noted above, numerous distributions have gone either undistributed due to dated contact information (including no forwarding addresses) or, in the case of distributions of checks, uncashed or non-negotiated instruments. In accordance with Section 31.6(b) of the Plan, WMILT has filed notices with the Bankruptcy Court setting forth the names of Entities for which distributions have been made and have either been returned or not negotiated. In the event contacted, consistent with its obligations, WMILT has forwarded a subsequent distribution to such Entity. If not contacted, however, WMILT has redistributed such distribution to other Creditors in subsequent distributions, has removed such Entity from the distribution procedures and such Entity has been barred from the receipt of any further distributions.

31. With a final distribution to be made and based upon the number of recipients to receive such distribution in excess of six thousand (6,000) Entities, it is possible that some of these distributions may be “undelivered” or go “unclaimed” or “uncashed” 10. And, with the chapter 11 cases being closed, and, therefore, WMILT being unable to file a list with the Bankruptcy Court, in such event, WMILT proposes that, one hundred twenty (120) days following such distribution, WMILT (a) publish a notice, the form of which is annexed hereto as Exhibit “C”, in The Seattle Times, and (b) post a list on the WMILT website, www.wmitrust.com, which list shall remain posted for a period of thirty (30) days, notifying any such parties of their entitlement and the potential loss of recovery. Thereafter, to the extent unclaimed, and due to the de minimis amount of such distribution and the inability to make a reallocation and distribution pursuant to the terms of the Plan, WMILT proposes to donate any such distributions for charitable purposes.

[10]

Since the Effective Date, WMILT has taken several actions to reduce the possibility that distributions are not delivered, including updating address databases through letters being sent to holders, searching public databases to obtain updated information and seeking updated tax information.

D. Remaining Assets to be Recovered

32. As noted above, at this time, the remaining net Trust assets are approximately $37.8 million, with Class 18 Allowed Claims in the amount of $38.2 million, plus accrued post-petition interest thereon in the amount of $9.0 million as of September 30, 2019, or an aggregate amount of $47.2 million. The net assets of the Trust are comprised of cash and/or cash equivalents with the exception of one remaining tax refund, as discussed immediately below.

33. WMILT has a pending tax refund claim from the State of Washington Department of Revenue (the “DOR”) in the approximate amount of $4.3 million (the “Tax Refund”), relating to Business & Occupancy (“B&O”) taxes for the tax years 2004 and 2005. While the DOR and WMILT have agreed on the entitlement to and the amount of the Tax Refund, due to DOR concerns regarding potential competing claims to the Tax Refund, payment has been delayed. However, recently, the FDIC Receiver and JPMC have acknowledged that the Tax Refund is the property of WMILT.

E. The Griffin Appeal and Motion to Withdraw the Reference

34. On March 22, 2019, Alice Griffin filed that certain First Omnibus Objection (Substantive) of Alice Griffin, Class 19 Interest Holder, to Claims (Nos. 3935 and 4045) Allowed Pursuant to a Stipulation Dated March 28, 2013 Between WMI Liquidating Trust and Morgan Stanley & Co., Incorporated, Credit Suisse Securities (USA) LLC, and Goldman, Sachs & Co., on Behalf of Themselves and Certain Underwriters [Dkt. No. 12595] (the “Griffin Objection”). Therein, Ms. Griffin asserted, among other things, that (a) the terms of the underlying stipulation (the “Underwriter Stipulation”) required Bankruptcy Court approval and such approval was never sought or obtained, (b) WMILT failed to disclose the existence of such stipulation in violation of applicable securities laws, (c) the Plan did not permit the allowance and treatment of Claims in the manner contained in the stipulation, and (d) if any Claim were allowed, distributions with respect thereto were more appropriately allocated to Class 22 of the Plan (Common Equity Interests) and not Class 19 (Preferred Equity Interests), the class containing Ms. Griffin’s interests. WMILT responded to the Griffin Objection on April 12, 2019 (the “WMILT Response”) [Dkt. No. 12604], refuting each of the contentions raised in the Griffin Objection, including illustrating the detailed disclosure of the stipulation in multiple public filings and in accordance with applicable securities laws and the benefits delivered by holders of Class 19 Preferred Equity Interests. Ms. Griffin filed a reply on April 17, 2019 [Dkt. No. 12609], (the “Griffin Reply”).

35. The Bankruptcy Court held a hearing to consider the Griffin Objection, the WMILT Response and the Griffin Reply on April 22, 2019 (the “Griffin Hearing”), and, based upon the findings made on the record of the Griffin Hearing, by order, dated April 24, 2019, the Bankruptcy Court denied the Griffin Objection in its entirety [Dkt. No. 12619] (the “Griffin Order”). Specifically, the Bankruptcy Court determined that (a) there had been full and complete disclosure of the Underlying Stipulation upon entry thereof, (b) Ms. Griffin was barred from challenging the Underlying Stipulation based upon the doctrine of laches and (c) most importantly, if the Trust had requested Bankruptcy Court approval of the Underlying Stipulation, the Bankruptcy Court believed that the compromise and settlement set forth therein was in the best interests of the Debtors, their Creditors and, especially, holders of Preferred Equity Interests, as it removed a senior $24 million claim which would have had to be paid in full prior to distributions being made to holders of Preferred Equity Interests, and it would have approved any such request. Tr. of Griffin Hearing, pp. 41:9-45:8.

36. Pursuant to a notice of appeal, dated April 29, 2019 [Dkt. No. 12624] (the “Griffin Appeal”), Ms. Griffin has appealed from the Griffin Order. The merits of such appeal have been fully briefed to the United States District Court for the District of Delaware (the “District Court”) and the matter is sub judice.

37. On October 31, 2019, Ms. Griffin filed a motion (the “Griffin Motion”) seeking to withdraw the reference from the Bankruptcy Court in an effort to preclude this Court from considering this Application and entering an order granting the relief requested herein. In support thereof, Ms. Griffin contends that this Court has already indicated an inclination to grant the Application, when this Court has only mentioned that it would schedule a hearing, see Tr. of Status Conference, dated September 26, 2019, p. 12:15-13:2, and that, if granted and Ms. Griffin were successful with respect to the Griffin Appeal, Ms. Griffin would be required to become familiar with new aspects of law and courts and that the time and expense of doing so would be unduly burdensome for her. Ms. Griffin further indicated that the Griffin Appeal related to alleged violations of the Plan, breaches of fiduciary duty and ultra vires acts and, if the Griffin Appeal were successful, Ms. Griffin contends that the Court would be required to address all such claims.

38. Of course, none of the foregoing issues are part of the Griffin Appeal. As mentioned above, the sole issue being considered by the District Court is whether this Court erred as a matter of law in connection with the entry of the Griffin Order and was clearly erroneous when it made its findings of fact in connection therewith. Contemporaneously herewith, WMILT has filed an objection to the Griffin Motion.

F. Ongoing Costs of the Chapter 11 Cases

39. Administration of the Debtors’ chapter 11 cases and the ongoing nature of the Trust causes the incurrence of significant costs and expenses to the Debtors’ estates. As reflected in WMI’s 2018 10K, based upon projected estimates as of December 31, 2018 for the then-current conditions of the Debtors’ chapter 11 cases and the anticipated term of the Trust,

WMILT management estimated total expenses for the remainder of the Trust through March 19, 2021 to be approximately $16.1 million. Included therein were (a) U.S. Trustee fees, (b) KCC fees, (c) fees and expenses associated with compliance with securities laws, and (d) other fees and expenses of the Liquidating Trust.

G. Limited Bankruptcy Court Involvement

40. As the Bankruptcy Court is acutely aware, over the past seven years, the majority of WMILT’s actions (and the Bankruptcy Court’s involvement) have been associated with the recovery and/or liquidation of remaining assets and the reconciliation of claims — most notably, with respect to the litigation of employee related claims seeking payments associated with, among other documents and instruments, change of control agreements and other benefits. Such litigation involved applications for authority to make “golden parachute payments” being filed with, considered by and rejected by the FDIC, and actions being filed in multiple courts, including the United States District Court for the Western District of Washington, the United States District Court for the District of Columbia, the United States District Court for the District of Delaware and ultimately, the Bankruptcy Court. Parties included WMILT, the FDIC and former officers and employees of the Debtors and asserted claims exceeded, at their height, over $100 million.11 With the Bankruptcy Court’s confirmatory Memorandum Opinion, dated February, 1, 2019 [Dkt. No. 12584], and order, dated February 1, 2019 [Dkt. No. 12585], in February 2019, approximately $50 million (of the $68.4 million remaining in the Disputed Claims Reserve on account of such Claims) was distributed to holders of Allowed Claims and, in accordance with the waterfall provisions of the Plan, entitling holders of the Claims in Classes

[11]	Based upon orders of the Bankruptcy Court, such amounts were reduced pursuant to the limitations set forth in section 502(b)(7) of the Bankruptcy Code.

17B (Section 510(b) Subordinated WMB Notes Claims) and 18 of the Plan to receive distributions. After giving effect to such distribution, the balance of cash then held in the Disputed Claims Reserve was released to WMILT and recorded on its financial statements as an unencumbered asset to be used for a future distribution. However, based upon releases provided pursuant to the Plan, stipulations and settlement agreements and distributions previously received, all parties within Class 17B (Section 510(b) Subordinated WMB Notes Claims) have waived their rights to distributions, entitling holders with Class 18 to the final distribution pursuant to the Plan. Beyond this, the Bankruptcy Court and WMILT have merely waited for the final reconciliation of remaining claims and monetization of assets.

Proposed Trust Amendments

41. As described below, pursuant to this Application, WMILT seeks, among other relief, authority to wind-up and dissolve the Trust following the contemplated final distribution and, in connection therewith, (a) to reserve such funds as are necessary for such wind-up and dissolution, and (b) consistent with the provisions of the Plan and the Confirmation Order, to donate any remaining Liquidating Trust Assets to one or more qualified charitable organizations. Prior to doing so, however, WMILT intends to make certain modifications to the Liquidating Trust Agreement in accordance with its terms. Specifically, pursuant to Section 9.9 of the Liquidating Trust Agreement, any provision of the Liquidating Trust Agreement may be amended or waived by the Liquidating Trustee with the consent of all voting members of the Trust Advisory Board provided that any such amendment or waiver is not inconsistent with the purpose and intention to liquidate in an expeditious but orderly manner the Liquidating Trust Assets in accordance with applicable Treasury Regulations.

42. As noted above, WMILT anticipates making its final distributions to creditors in the first quarter of 2020, leaving WMILT with funds necessary for the dissolution and wind-up of WMILT (including for the potential of ongoing litigation)12 and, thereafter, for the contribution to one or more charitable organizations. In connection with such wind-up and dissolution, the Liquidating Trustee, with the full support and consent of the Trust Advisory Board, intends to amend or waive certain provisions of the Liquidating Trust Agreement, one or more of which are discussed below.

1. Books and Records

43. Pursuant to Section 3.3 of the Liquidating Trust Agreement, upon the distribution of all Liquidating Trust Assets,

the Liquidating Trustee shall retain the books, records and files that shall have been delivered to or created by the Liquidating Trustee. At the Liquidating Trustee’s discretion, all of such records and documents may be destroyed at any time that is six (6) years after the final distribution of the Liquidating Trust Assets, subject to any joint prosecution and common interest agreement(s) to which the Liquidating Trustee may be party.

Liquidating Trust Agreement, Section 3.3. See also, Liquidating Trust Agreement, Section 4.10. Rather than reserving significant funds necessary to preserve books and records for an additional six (6) years, especially because WMILT has already preserved all such books and records (including those of the Debtors) for almost eight (8) years, pursuant to Section 9.9 of the Liquidating Trust Agreement, the Trust Advisory Board shall amend the Liquidating Trust Agreement, to remove the obligation to further preserve such books and records no earlier than one (1) year following the dissolution and wind-up of WMILT.

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As noted below, the Griffin Appeal, as defined below, has been fully briefed and has been submitted to the District Court for determination. WMILT submits that the pendency of the Griffin Appeal does not affect the Court’s ability to consider the Application and the relief requested herein. Additionally, on October 31, 2019, Ms. Griffin filed the Griffin Motion seeking an order withdrawing the reference pursuant to 28 U.S.C. § 157(d) so as to preclude this Court from considering the Application. Contemporaneously herewith, the Trust has objected to the Griffin Motion and submits that, similar to the other theories espoused by Ms. Griffin, such motion has no basis in law or fact.

2. Trust Advisory Board/Administrators

44. With the closing of the Debtors’ chapter 11 cases and the final distribution being made, the Trust Advisory Board and the Liquidating Trustee will have completed all of their respective duties and responsibilities. Accordingly, it would be appropriate for the Trust Advisory Board to be released from further responsibilities and to replace such individuals with administrators to complete the wind-up and dissolution of the Trust.

45. Since the Effective Date, Charles Edward Smith and Doreen Logan have served as officers of WMILT, together with the Liquidating Trustee, developed all information for and facilitated all public filings, and are aware of the many issues that have confronted WMILT. The Liquidating Trust Agreement shall be amended to provide for the appointment of Mr. Smith and Ms. Logan as administrators to complete the wind-up and dissolution of the Trust and to release the Trust Advisory Board and the Liquidating Trustee from obligations in connection therewith.

Relief Requested

46. WMILT requests that the Bankruptcy Court enter an order, pursuant to section 350 of the Bankruptcy Code, Bankruptcy Rule 3022 and Local Rule 3022-1, (a) closing the Debtors’ chapter 11 cases, (b) establishing a post-closing mechanism with respect to undelivered and uncashed distributions, and (c) following a final distribution to holders of Class 18 Allowed Claims, (i) authorizing the wind-up and dissolution of the Trust, including the making of one or more charitable contributions of remaining Liquidating Trust Assets, and (ii) terminating KCC as Claims Agent.

The Chapter 11 Cases Should Be Closed and Procedures

Approved in Connection with the Wind-Up and Dissolution of WMILT

A. The Chapter 11 Cases Have Been Fully Administered and Should Be Closed

47. Section 41.23 of the Plan provides that the “Liquidating Trustee shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.” Plan, §41.23.

48. Section 350 of the Bankruptcy Code, entitled Closing and Reopening Cases, provides in pertinent part as follows:

(a) After an estate is fully administered and the court has discharged the trustee, the court shall close the case.

Bankruptcy Code, §350(a). Likewise, Bankruptcy Rule 3022 provides as follows:

Final Decree In Chapter 11 Reorganization Case. After an estate is fully administered in a chapter 11 reorganization case, the court, on its own motion or on motion of a party in interest, shall enter a final decree closing the case.

Bankruptcy Rule 3022. Additionally, Local Rule 3022-1(a) provides:

Upon written motion, a party in interest may seek the entry of a final decree at any time after the confirmed plan has been filly administered provided that all required files due under 28 U.S.C. § 1930 have been paid. Such motion shall include proposed final decree order that (i) order the closing of the case and (ii) identifies in the caption and body of the order the case name and the case number of each case to be closed under the order. Del. Bank L.R. 3022-1(a).

49. The term “fully administered” is not defined in the Bankruptcy Code, the Bankruptcy Rules or the Local Rules. Notwithstanding, in determining whether an estate has been fully administered for final decree purposes, courts have frequently considered the following non-exhaustive factors set forth in the Advisory Committee’s note to the 1991 amendment to Bankruptcy Rule 3022:

(a) Whether the order confirming the plan has become final;

(b) Whether deposits required by the plan have been distributed;

(c) Whether the property proposed by the plan to be transferred has been transferred;

(d) Whether the debtor or the successor of the debtor under the plan has assumed the business or the management of the property dealt with by the plan;

(e) Whether payments under the plan have commenced; and

(f) Whether all motions, contested matters, and adversary proceedings have been finally resolved.

Bankruptcy Rule 3022, Advisory Committee Notes (1991). In re SLI, Inc., et al., 2005 WL 1668396, 44 Bank. Ct. Dec 281 (D. Del 2005). See also, In re Ginko Associates, L.P., 2009 WL 2916917 (E.D. Pa. 2009). But, these factors are but a guide in determining whether a case has been fully administered, and not all factors need to be present before a case is closed. In re Valence Technology, Inc., 2014 WL 5320632, 60 Bank Ct. Dec. 49 (W.D. Tex. 2014). See, e.g., In re Union Home & Indus., Inc., 375 B.R. 912, 917 (10th Cir. BAP 2007) (a party need not demonstrate all factors before a case is closed); In re Provident Fin. Inc., 2010 WL 6259973, at *9 (9th Cir. BAP 2010), aff’d, 2012 WL 172887 (9th Cir. Jan. 17, 2012) (bankruptcy courts have flexibility in determining whether a case is fully administered). A court should review each request on a case-by-case basis. In re Ginko Assoc., L.P., WL 2916917, at *2 (E.D. Pa. 2009).

50. In reviewing the Debtors’ chapter 11 cases, it is patently apparent that these cases have been “fully administered” and that they should be closed. As noted above, since the Petition Date, the Debtors and WMILT have taken all necessary steps to gather the Debtors’ assets, reconcile claims and make distributions in accordance with the terms and provisions of the Plan. Generally speaking, such actions have included, among many others, (a) engaging in significant litigation with the FDIC, the FDIC Receiver and JPMC in an effort to determine the property of the Debtors’ chapter 11 estates, (b) compromising and settling such issues pursuant to the GSA, (c) participating in Bankruptcy Court-ordered mediation to resolve outstanding claims asserted by the Equity Committee, (d) confirming and consummating the Plan, (e) gathering and/or liquidating the Debtors’ assets, and (f) reconciling all remaining Claims, including litigating and resolving employee-related Claims subject to “golden parachute regulations.”

51. Applying the non-exhaustive six Advisory Committee factors, it is expressly clear that these cases have been fully administered: (a) the Confirmation Order is final; (b) all deposits, to the extent required by the Plan, have been distributed; (c) all property was transferred to the Trust on the Effective Date; (d) the Trust assumed responsibility for the reconciliation of claims and distribution of assets in the liquidating chapter 11 cases; (e) payments commenced being made pursuant to the Plan; and (f) all motions, contested matters and adversary proceedings, other than the Griffin Appeal, have been finally resolved. But, as noted above, the Adversary Committee’s “six factors” are non-exhaustive and not every factor must be satisfied in order to close a case. Indeed, most notably, courts have held that the existence of a pending matter is an insufficient reason to deny closure of a chapter 11 case as it does not necessarily mean that a case has not been “fully administered”. See In re Union Home and Indus., 375 B.R. 912, 918 (10thh Cir. BAP 2007).

52. Here, closing of the Debtors’ chapter 11 cases will not prejudice any party and, actually, will inure to the benefit of Class 18 Creditors, as it will permit WMILT to maximize amounts available for distribution by reducing ongoing costs of administration of the chapter 11 cases and, thereby, permit the release of amounts otherwise reserved for future administration of the Trust. Specifically, costs saved would include public reporting fees, U.S. Trustee fees,

WMILT operational infrastructure, professional fees and expenses, costs associated with tax payment preparations and expenses related to document retention.

53. Additionally, the pendency of the Griffin Appeal is not an impediment to closure of the Debtors’ chapter 11 cases. First, it must be noted that, no court has granted a stay of the effectiveness of the Griffin Order, nor has Ms. Griffin even sought to do so. The recently-filed motion to withdraw the reference is not a request for a stay with respect to the Griffin Appeal. Rather, it is an effort to enjoin this Court from acting upon this Application because of this Court’s statement that it would schedule a hearing to consider this Application and the relief requested herein. Nowhere did this Court state what position it would take with respect to the Application. WMILT submits that the latest request is inappropriate and, as mentioned above, has filed an objection in connection therewith. If this Court were to grant this Application, Ms. Griffin would certainly be entitled to take an appeal from any such order and seek to stay the effectiveness thereof. Conversely, if the relief requested herein were not granted, Ms. Griffin similarly has suffered no prejudice.

54. Second, and as courts have observed in connection with other “closing” applications, see, e.g., In re Valence Technology, Inc., 60 Bankr. Ct. Dec. 49, 51 (Bankr. W.D. Tex 2014), in the event the Griffin Appeal were successful, and WMILT submits it will not, there is always the opportunity to reopen the Debtors’ chapter 11 cases in order to provide appropriate relief to the Debtors and any other party or for other cause.

B. Dissolution of the Liquidating Trust

55. Section 27.14(d) of the Plan and Section 3.2 of the Liquidating Trust Agreement provide for the dissolution of the Liquidating Trust. Specifically, Section 3.2 of the Liquidating Trust Agreement provides in pertinent part as follows:

If at any time the Liquidating Trustee determines, in reliance upon such Trust Professionals as the Liquidating Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final distribution to the Liquidating Trust Beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the Liquidating Trust, (ii) donate any balance to a charitable organization (A) of the type described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) that is not a “private foundation”, as defined in section 509(a) of the IRC, and (D) that is unrelated to the Debtors, the Reorganized Debtors, the Liquidating Trust, and any insider of the Liquidating Trustee, and (iii) dissolve the Liquidating Trust. Upon receipt of such authority from the Bankruptcy Court, the Liquidating Trustee shall (X) notify each Liquidating Trust Beneficiary, (Y) file a Certificate of Cancellation with the Secretary of State of the State of Delaware and (Z) provide a copy of the evidence of such cancellation to the Resident Trustee.

Liquidating Trust Agreement, §3.2

56. Based upon current projections, and with a final distribution projected to being made to Creditors no later than the first quarter of 2020 (subject to the rights with respect to “undelivered” or “uncashed” distributions), WMILT anticipates that administrative obligations to wind-up and dissolve the Trust shall continue through calendar year 2020. Such activities shall include the final disposition of all assets and the preparation and filing of appropriate tax returns. In accordance with the Plan and section 505(b) of the Bankruptcy Code, WMILT recently filed with the IRS several requests for prompt determinations as to any unpaid tax liabilities with respect to the Disputed Claims Reserve and the Disputed Equity Escrow. The time period for the IRS to respond to the request related to the Disputed Claims Reserve has expired and no action was requested by the IRS. The time period related to the Disputed Equity Escrow request has not expired and the IRS has not taken any action as of the date hereof.

57. In connection with such obligations, WMILT estimates that approximately $5-7 million of cost fees and expenses (including contingency reserves) will be incurred through December 31, 202013. Such amount includes fees and expenses in connection with further litigation which may arise from, among other matters, the Griffin Appeal and the closing of the chapter 11 cases, thereby reducing amounts available for distribution to Creditors. Based upon WMILT’s 2018 10K, applying the 2019 actual and projected amounts and the 2020 projections, there will be a favorable variance of approximately $800,000.00 which will become available for distribution to Creditors.

58. Pursuant to the Plan and the Confirmation Order, WMILT is authorized to distribute such remaining assets to one or more qualified charitable organizations. Prior to or contemporaneously with dissolution of the Trust, WMILT intends to contribute any such amounts to Seattle-based organizations.

C. Unclaimed/Uncashed Distributions

59. As mentioned above, with the final distribution about to be made to over six thousand (6,000) new recipients, based upon prior distributions, WMILT anticipates that some of these payments will go undelivered or unclaimed for one reason or another. Rather than voiding such distributions in short order and causing Creditors to forfeit recoveries, similar to the Plan, WMILT believes that such recipients should have another opportunity to realize upon their recoveries. Accordingly, WMILT requests that the Bankruptcy Court authorize WMILT to (a) post a notice for thirty (30) days on WMILT’s website, www.wmitrust, setting forth the names of parties (i) to whom distributions have been sent and such distributions have been returned to

[13]	It must be noted that wind-up and dissolution of WMILT could go longer due to pending litigation and final steps necessary to be undertaken.

WMILT or (ii) to whom distributions have been made and such distributions remain uncashed or not-negotiated and (b) publish a notice, the form of which as annexed hereto as Exhibit “C”, once in The Seattle Times, on a date at least ninety (90) days following the final distribution, notifying all parties that have had their distributions returned to WMILT or which have gone unclaimed. Thereafter, such recipients would have twenty (20) days to notify WMILT of their whereabouts and receive a distribution. WMILT submits that, in order to complete the distribution process and dissolve the Trust, failure of a Creditor to respond and negotiate its distribution within sixty (60) days of such publication should be a ban to any recovery and the distribution allocated to such Creditor should be forfeited and become part of any ultimate donation to a charitable organization.

D. Termination of Claims and Noticing Agent

60. With the closure of the Debtors’ chapter 11 cases and a final distribution being made to Class 18 Creditors, WMILT submits that KCC will have fulfilled all of its duties and obligations as noticing agent and claims agent. Accordingly, effective as of the final distribution being made, WMILT requests that KCC be released from any further obligations pursuant to the KCC Order. Notwithstanding such termination, KCC shall continue to provide certain ancillary services to WMILT in connection with the wind-up and dissolution of the Trust.

E. Cancellation of LTIs and Escrow Markers/Escrow CUSIPs

61. With the final distribution being made to holders of Allowed Claims within Class 18, all Liquidating Trust Interests which were issued pursuant to the Plan to holders of Allowed Claims or reserved on account of holders of Disputed Claims, and subsequently transferred to holders of Allowed Claims as payments flowed down and in accordance with the Bankruptcy Court-approved Plan and waterfall, will have been satisfied and there will be no remaining beneficiaries of the Trust other than potential charitable organizations. To the extent that

“escrow markers/escrow CUSIPs” have been administratively issued for tracking purposes, WMILT submits that cancellation thereof is appropriate in order to avoid inconsistency and misunderstanding in the marketplace. WMILT submits that such cancellation of escrow markers/escrow CUSIPs will not prejudice any party as no additional distributions will be made.

Notice

62. Notice of this Application has been served in accordance with the provisions of Bankruptcy Rule 2002 and upon (a) the U.S. Trustee, (b) the IRS and (c) all parties requesting notices in the Debtors’ chapter 11 cases. Additionally, WMILT shall file this Application as an exhibit with the Securities and Exchange Commission under Form 8-K.

WHEREFORE WMILT respectfully requests that the Bankruptcy Court enter an order, in the form annexed hereto as Exhibit “D”, (a) closing the Debtors’ chapter 11 cases, (b) authorizing the transactions provided for herein and (c) granting WMILT such other and further relief as is just.

Dated: November 14, 2019

Wilmington, Delaware

/s/ Christopher M. De Lillo
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Marcos A. Ramos (No. 4450)
Cory D. Kandestin (No. 5025)
Christopher M. DeLillo (No. 6355)
One Rodney Square 920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsímile: (302) 651-7701

- and -

PROSKAUER ROSE LLP
Brian S. Rosen
Eleven Times Square
New York, New York 10036
Telephone: (212) 969-3000
Facsímile: (212) 969-2900

Attorneys to the WMI Liquidating Tr

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